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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report - July 7, 2000
                        (Date of earliest event reported)



                               BEMIS COMPANY, INC.
             (Exact name of Registrant as specified in its charter)


                          Commission File Number 1-5277


            Missouri                                            43-0178130
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                             Identification No.)

       222 South 9th Street, Suite 2300, Minneapolis, Minnesota 55402-4099
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (612) 376-3000


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ITEM 5 - OTHER EVENTS

BEMIS TO ACQUIRE SPECIALTY PLASTIC FILMS BUSINESS FROM VISKASE COMPANIES, INC.

         On July 7, 2000, Bemis Company, Inc. announced that it has signed a definitive agreement to acquire the specialty plastic films business of Viskase Companies, Inc., which supplies a variety of shrinkable barrier bags, films, and cook-in-bags to fresh beef, pork, and poultry processors. It had net sales of approximately $150 million in 1999.

         The transaction will be an asset purchase in which Bemis will pay approximately $228 million in cash for the business. The Company expects to finance this transaction initially with commercial paper backed up by a short-term bank commitment and then later this year replace this financing with a public debt offering. Excluded from the assets being acquired are $17 million in accounts receivable which will remain with the seller. The acquisition is expected to be moderately dilutive to reported earnings per share in the first full year and accretive after that.

         The transaction is subject to customary conditions, including the receipt of governmental and third party consents, and is expected to close in August 2000.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

C.  Exhibits

         99.      Press Release dated July 7, 2000.





                                   SIGNATURES


         Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               BEMIS COMPANY, INC.



By     /s/ Benjamin R. Field, III              By    /s/ Gene C. Wulf
  -----------------------------------            --------------------------
  Benjamin R. Field, III, Senior Vice            Gene C. Wulf, Vice President
    President, Chief Financial Officer             and Controller
    and Treasurer

Date     July 19, 2000                         Date     July 19, 2000